Exhibit 10.2

TAX ALLOCATION AGREEMENT

by and between

NISOURCE INC.

and

COLUMBIA PIPELINE GROUP, INC.

Dated as of             , 2015

i

ii

SECTION 12.14	Limited Liability	34

SECTION 12.15	Survival	34

SECTION 12.16	No Circumvention	34

SECTION 12.17	Changes in Law	34

SECTION 12.18	Authority	34

SECTION 12.19	Tax Allocation Agreements	35

SECTION 12.20	No Duplication; No Double Recovery	35

iii

SCHEDULES

Schedule	2.1(a) Preparation of Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns

i

TAX ALLOCATION AGREEMENT

This TAX ALLOCATION AGREEMENT (this “Agreement”) is made as of             , 2015, by and between NiSource Inc., a Delaware corporation (“NiSource”), and Columbia Pipeline Group, Inc., a Delaware corporation (“Columbia”), and, as of the date hereof, a wholly-owned subsidiary of NiSource. NiSource and Columbia are referred to herein as “Parties” or each individually as a “Party.”

WHEREAS, NiSource, through the Columbia Subsidiaries (as defined herein) is engaged in the natural gas pipeline, midstream and storage business, as described more fully in the Form 10 Registration Statement (as defined herein);

WHEREAS, the board of directors of NiSource (the “NiSource Board”) has determined that it would be advisable and in the best interests of NiSource and its stockholders for NiSource to transfer to Columbia the Assets Transferred to Columbia (as defined herein), as further described in the Separation and Distribution Agreement by and between NiSource and Columbia (the “Separation and Distribution Agreement”), dated             , 2015;

WHEREAS, the board of directors of Columbia has determined that it would be advisable and in the best interests of Columbia and its stockholders for Columbia to transfer to NiSource the Assets Transferred to NiSource (as defined herein), as further defined in the Separation and Distribution Agreement;

WHEREAS, the NiSource Board has determined that it would be advisable and in the best interests of NiSource and its stockholders for NiSource to distribute on a pro rata basis to the holders of shares of NiSource’ common stock, par value $0.01 per share (“NiSource Shares”), without any consideration being paid by the holders of such NiSource Shares, all of the outstanding shares of Columbia common stock, par value $0.01 per share (“Columbia Shares”), owned by NiSource as of the Distribution Date (as defined herein);

WHEREAS, for federal income tax purposes, the Distribution (as defined herein) is intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the parties hereto that the Distribution qualify as tax-free to NiSource under Section 361(c) of the Code and that, except for cash received in lieu of any fractional Columbia Shares, the Distribution qualify as tax-free to NiSource stockholders under Section 355(a) of the Code; and

WHEREAS, in connection with the Distribution, the Parties desire to set forth their agreement with respect to tax matters for taxable periods prior to and including the Distribution Date, in line with the following: (i) Columbia is responsible for and shall pay all taxes attributable to the Columbia Business and will indemnify NiSource for these taxes, (ii) NiSource is responsible for and shall pay all taxes to the extent such taxes are not attributable to the Columbia Business and will indemnify Columbia for these taxes, (iii) the Parties will cooperate to efficiently settle Audits (as defined herein), (iv) the Parties are restricted from taking certain actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for tax-free or tax-favored treatment, and each

Party will be responsible for any taxes imposed as a result of the failure of the Distribution or the internal transactions to qualify for tax-favored treatment under the Code if such failure is attributable to certain post-distribution actions taken by that Party or in respect of that Party’s shareholders, and (v) the Parties will cooperate fully and share information with respect to the tax matters covered herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Active Business” means the Controlled Business as defined in the Tax Opinions as it existed on the Distribution Date.

“Active Business Entity” means each of the entities conducting all or any part of the Active Business; provided, however, the following entities shall not be Active Business Entities: (i) Millennium Pipeline Company, L.L.C. and (ii) Hardy Storage Company, LLC.

“Affiliate” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Assets Transferred to Columbia” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Assets Transferred to NiSource” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Audit” means any audit (including a determination of the status of qualified and non-qualified employee benefit plans), assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in Chicago, Illinois.

“Challenging Party” has the meaning set forth in Section 9.2(d).

“Claiming Party” has the meaning set forth in Section 4.1(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Columbia” has the meaning set forth in the first paragraph of this Agreement.

“Columbia Allocable Audit Portion” means the amount of any additional Taxes due and payable that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such Pre-Distribution Tax Period or Straddle Tax Period to the extent such Taxes are attributable to any Columbia Party. The determination of the amount of Taxes due and payable that are attributable to the Columbia-NiSource Entities included in a consolidated, combined, unitary or other group shall be calculated, consistent with past practice, on a “pro rata” basis according to the separate return liabilities of each of the Columbia-NiSource Entities, as determined by taking into account solely the Tax Attributes of such Columbia-NiSource Entities, relative to the amounts (if any) of the separate return liabilities of all members of the relevant group.

“Columbia Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the positive amount (if any) of Taxes due and payable, after taking into account all prior payments, including estimated payments, for such Pre-Distribution Tax Period or Straddle Tax Period attributable to any Columbia Party. The determination of the amount of Taxes due and payable that are attributable to the Columbia-NiSource Entities included in a consolidated, combined, unitary or other group for a given Tax Return shall be calculated, consistent with past practice, on a “pro rata” basis according to the separate return liabilities of the Columbia-NiSource Entities, as determined by taking into account solely the Tax Attributes of such Columbia-NiSource Entities, relative to the amounts (if any) of the separate return liabilities of all members of the relevant group.

“Columbia Business” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Columbia-NiSource Entities” mean each of the Columbia Parties that has filed or is required to file, with respect to itself, its predecessor or any of its assets, any Tax Return on a consolidated, combined, unitary, group, or other basis with any NiSource Party.

“Columbia Non-Separated Issue” has the meaning set forth in Section 9.2(b)(iii)(1).

“Columbia OpCo” means CPG OpCo LP, a Delaware limited partnership.

“Columbia Parties” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Columbia Separated Issue” has the meaning set forth in Section 9.2(b)(ii)(2) of this Agreement.

“Columbia Shares” has the meaning set forth in the recitals to this Agreement.

“Columbia Subsidiaries” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Columbia Tainting Act” has the meaning set forth in Section 5.1(a).

“Correlative Adjustment” means a disallowance of an item of deduction, loss or credit (or an increase of an item of income or gain) attributable to a Party or that Party’s Subsidiaries, that is included in a Tax Return for a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date, and that directly results in a correlative increase of an item of deduction, loss or credit (or reduction of an item of income or gain) with respect to another Party or that Party’s Subsidiaries with respect to a Tax Return for a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

“Correlative Detriment” has the meaning set forth in Section 4.1(b).

“CPR” has the meaning set forth in Section 12.2(b).

“Dispute” has the meaning set forth in Section 12.2(a).

“Distribution” has the meaning set forth in Section 3.2 of the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Distribution Taxes” mean any and all Taxes (a) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of the stock distributed in the Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) or 361(c) of the Code (or any corresponding provision of the Laws of other jurisdictions); or (b) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of any transaction undertaken in connection with or pursuant to the Distribution to qualify for Tax-Free Status, in whole or in part.

“Distribution Tax-Related Losses” shall mean (a) all Distribution Taxes imposed pursuant to any Final Determination; (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes; and (c) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by any of the NiSource Parties or the Columbia Parties in respect of the liability of shareholders, whether paid to or on behalf of a shareholder or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Distribution or any other transaction contemplated by the Tax Opinions to have Tax-Free Status.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

“Effective Time” has the meaning set forth in Section 3.2 of the Separation and Distribution Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between NiSource and Columbia, dated as of the date hereof.

“Estimated Tax Return” has the meaning set forth in Section 2.1(c)(iv).

“Final Amount” has the meaning set forth in Section 9.2(d).

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a)	a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

(b)	a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c)	any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or

(d)	any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Form 10 Registration Statement” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Income Taxes” mean:

(a)	all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)	any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

“Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

“Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party.

“Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes or costs and expenses) to another Party.

“Initial Amount” has the meaning set forth in Section 9.2(d).

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any U.S. Income Tax treaty.

“Mediation Request” has the meaning set forth in Section 12.2(b).

“MLP” means Columbia Pipeline Partners LP, a Delaware limited partnership.

“MLP GP” means CPP GP LLC, a Delaware limited liability company.

“NiSource” has the meaning set forth in the first paragraph of this Agreement.

“NiSource Board” has the meaning set forth in the recitals to this Agreement.

“NiSource Non-Separated Issue” has the meaning set forth in Section 9.2(b)(iii)(2).

“NiSource Parties” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“NiSource Separated Issue” has the meaning set forth in Section 9.2(b)(ii)(3).

“NiSource Shares” has the meaning set forth in the recitals to this Agreement.

“NiSource Tainting Act” has the meaning set forth in Section 5.1(a).

“Non-Challenging Party” has the meaning set forth in Section 9.2(d).

“Non-Challenging Party’s Benefit” has the meaning set forth in Section 9.2(d).

“Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

“OpCo GP” means CPG OpCo GP LLC, a Delaware limited liability company.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Post-Distribution Tax Period.

“Post-Distribution Ruling” has the meaning set forth in Section 5.5(e).

“Post-Distribution Tax Period” means a Tax year beginning after the Distribution Date.

“Pre-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Pre-Distribution Tax Period.

“Pre-Distribution Tax Period” means a Tax year ending on or before the Distribution Date.

“Pre-Distribution U.S. Income Tax Audit” means any Audit of any U.S. federal, state, or local Income Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period or Straddle Tax Period which includes a Columbia-NiSource Entity.

“Preparing Party” has the meaning set forth in Section 2.1(a).

“Prime Rate” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Procedure” has the meaning set forth in Section 12.2(b).

“Proposed Acquisition Transaction” means a transaction or Series of Transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or Series of Transactions), as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), any amount of Stock of Columbia, MLP GP, OpCo GP, MLP or Columbia OpCo, as the case may be, that would, when combined with any other changes in ownership of the Stock of such Person (including changes resulting from the initial public offering of the Stock of MLP), comprise more than 35 percent as of the date of such transaction (or in the case of a Series of Transactions, the date of the last transaction of such Series of Transactions) of (a) the value of all outstanding Stock of such Person, or (b) the total combined voting power of all outstanding Stock of such Person. For purposes of this definition, (i) a Person shall include any Successor thereto, (ii) in determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any redemption, repurchase, recapitalization or other similar action resulting in an increase in the relative value or voting power of the Stock owned by the continuing owners of the Stock of a Person shall be treated as an indirect acquisition by such continuing owners, and (iii) an acquisition of Stock of a Person shall be treated as an indirect acquisition of a proportionate part of any Stock of another Person that is directly or indirectly owned by the first Person. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Qualified Tax Counsel” means any law firm or accounting firm of national reputation approved by NiSource or Columbia, as appropriate, which approval shall not be unreasonably withheld.

“Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on the receipt or accrual of the right to the refund.

“Relative Values” means the relative equity values of NiSource and Columbia determined in accordance with the following: (a) for NiSource, such value shall be determined by multiplying (i) the average value of the NiSource Shares for the three business days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price, by (ii) the total number of NiSource Shares outstanding on such date, and (b) for Columbia, such value shall be determined by multiplying (i) the average value of the Columbia Shares for the three business days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price, by (ii) the total number of Columbia Shares outstanding on such date.

“Restricted Action” means any one or more of the actions described in Section 5.4(a) through (i), without regard to the exceptions described in Section 5.5.

“Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

“Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Series of Transactions” means a “series of related transactions” for purposes of Section 355(e) of the Code.

“Sidley” means Sidley Austin LLP.

“Stock” means stock, membership interests, partnership interests or other equity interests (including any options, warrants and other rights to acquire the foregoing or any other instruments properly treated as equity for U.S. federal income tax purposes) in a corporation, limited liability company, partnership or other entity or organization.

“Straddle Period Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Straddle Tax Period.

“Straddle Tax Period” means a Tax year beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Successor” means any “successor” of NiSource or Columbia for any purpose under Section 355(e) of the Code.

“Tainting Act” has the meaning set forth in Section 5.3.

“Tax” or “Taxes” whether used in the form of a noun or adjective, means taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use, unclaimed property or other taxes, levies, imposts, duties, charges, or withholdings of any nature. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

“Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

“Tax Benefit” means the reduction in Taxes resulting from the payment or obligation to make a payment by a Party (or its Subsidiaries) of amounts that are indemnified by the other Party under this Agreement or the Separation and Distribution Agreement.

“Tax-Free Status” means the qualification of the transactions undertaken in connection with or pursuant to the Distribution as transactions in which gain or loss is not recognized by, in whole or in part, and no amount is included in income of, any Party or shareholder of a Party for U.S. federal, state, and local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code, or with respect to amounts received in lieu of the receipt of fractional shares).

“Tax Opinions” mean those certain Tax opinions and supporting memoranda rendered by Sidley to NiSource or any of its Subsidiaries in connection with the transactions undertaken in connection with or pursuant to the Distribution.

“Tax Package” means:

(a)	a pro forma Tax Return relating to the operations of any Party that is required to be included in an Income Tax Return that is required to be filed by the other Party; and

(b)	all information reasonably necessary to prepare and file such pro forma Tax Return consistent with past practices.

“Tax Representation Letters” means any written document issued by NiSource, Columbia or any of their Subsidiaries reflecting representations and other factual or legal matters on which Sidley has expressly relied.

“Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Total Benefit” has the meaning set forth in Section 9.2(d).

“Transaction Agreements” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means an unqualified “will” opinion of Qualified Tax Counsel, which opinion is reasonably acceptable to NiSource, and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes. Any such opinion must assume that transactions undertaken in connection with or pursuant to the Distribution, taken together, would have qualified for Tax-Free Status if the transaction (or transactions) in question did not occur.

“U.S.” means the United States.

SECTION 1.2 Interpretation.

(a) For purposes of this Agreement:

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iv) reference to any gender includes the other gender and the neutral gender;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by NiSource and its Subsidiaries, including Columbia, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and the Separation and Distribution Agreement or any of the other Transaction Agreements, the provisions of this Agreement shall control with respect to all matters related to Taxes or Tax Returns of the NiSource Parties or the Columbia Parties unless explicitly stated otherwise herein or therein;

(x) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xi) all references to dollar amounts shall be in respect of lawful currency of the U.S.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

SECTION 2.1 Responsibility of Parties to Prepare and File Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns.

(a) General. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, Schedule 2.1(a) sets forth the Parties (each, a “Preparing Party”) that are responsible for preparing or causing to be prepared all Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns. Unless otherwise provided in this Agreement, the Preparing Party is responsible for the costs and expenses associated with such preparation. The Party responsible, or whose Affiliate is responsible, for filing a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return under applicable Law shall timely file or cause to be timely filed such Income Tax Returns with the applicable Taxing Authority. Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns shall be prepared and filed in a manner (i) consistent with the past practice of the Parties and their Subsidiaries unless otherwise modified by a Final Determination or required by applicable Law; and (ii) consistent with (and the Parties and their Subsidiaries shall not take any position inconsistent with) the Tax Representation Letters and the Tax Opinions. No Party shall take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Income Tax on or prior to the Distribution Date except as required by applicable Law.

(b) Tax Package. To the extent not previously provided, the Party other than the Preparing Party shall (at its own cost and expense), to the extent that a Pre-Distribution Income Tax Return or a Straddle Period Income Tax Return includes items of that Party or its Subsidiaries, prepare and provide or cause to be prepared and provided to the Preparing Party a Tax Package relating to that Pre-Distribution Income Tax Return or Straddle Period Income Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Subsidiaries. In the event a Party does not fulfill its obligations pursuant to this Section 2.1(b), the Preparing Party shall be entitled, at the sole cost and expense of the other Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return.

(c) Procedures Relating to the Review and Filing of Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns.

(i) In the case of Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns that include Taxes for which both the Preparing Party and the other Party are liable under this Agreement, to the extent not previously filed, no later than 30 days prior to the Due Date of each such Tax Return (reduced to 15 days for state or local Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns), the Preparing Party shall make available or cause to be made available drafts of the relevant portions of such Tax Return (together with all related work papers) to the other Party. The other Party shall have access to any and all data and information necessary for the preparation of all such

Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns, and the Parties shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than 15 days after receipt of such Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns (reduced to 5 days for state or local Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns), the other Party shall have a right to object to such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return (or items with respect thereto) by written notice to the Preparing Party; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii) With respect to a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return made available by the Preparing Party to the other Party pursuant to Section 2.1(c)(i), if the other Party does not object by proper written notice described in Section 2.1(c)(i), such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.1(c)(ii). If a Party does object by proper written notice described in Section 2.1(c)(i), the Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not resolved the disputed item or items by 5 days prior to the Due Date of such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.1 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(iii) In the event that a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.1(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 12.2. In the event that the resolution of such disputed item (or items) in accordance with Section 12.2 with respect to a Pre-Distribution Income Tax Return or a Straddle Period Income Tax Return is inconsistent with such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return as filed, the Preparing Party (with cooperation from the other Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return is adjusted as a result of a resolution pursuant to Section 12.2, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article III in a manner that reflects such resolution.

(iv) Notwithstanding anything to the contrary in this Section 2.1, in the case of any Income Tax Return for estimated Taxes (“Estimated Tax Return”) for a Pre-Distribution Tax Period that includes Taxes for which both the Preparing Party and the other Party are liable under this Agreement, to the extent not previously filed, as soon as practicable prior to the Due Date of each such Estimated Tax Return, the Preparing Party shall make available or cause to be made available drafts of the relevant portions of such Estimated Tax Return (together with all related work papers) to the other Party. The other Party shall have access to any and all data and information necessary for the preparation of the relevant portions of such Estimated Tax Returns, and the Parties shall cooperate fully in the preparation and review of such Estimated Tax Returns in a manner consistent with past practice. Subject to the preceding sentence, a Party shall have a right to object by written notice to the other Party (and such written notice shall contain such disputed item (or items) and the basis for the objection) and the principles of Section 2.1(c)(ii) shall apply to such Estimated Tax Return.

(v) For the avoidance of doubt, Section 2.1(c) shall only apply to Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns which could reasonably result in both Parties becoming responsible for a payment of Taxes pursuant to Article III or a payment to the other Party pursuant to Section 9.3.

SECTION 2.2 Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns and Non-Income Tax Returns. The Party or its Subsidiary responsible under applicable Law for filing a Post-Distribution Income Tax Return or a Non-Income Tax Return shall prepare and timely file or cause to be prepared and timely filed that Tax Return (at that Party’s own cost and expense).

SECTION 2.3 Time of Filing Tax Returns; Manner of Tax Return Preparation. Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties shall prepare and file or cause to be prepared and filed all Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with) the Distribution, the Tax Representation Letters and the Tax Opinions.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

SECTION 3.1 Responsibility of NiSource for Taxes. Except as otherwise provided in this Agreement, NiSource shall be liable for and shall pay or cause to be paid the following Taxes:

(a) to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns that NiSource is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1; and

(b) to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that NiSource is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2.

SECTION 3.2 Responsibility of Columbia for Taxes. Except as otherwise provided in this Agreement, Columbia shall be liable for and shall pay or cause to be paid the following Taxes:

(a) to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns that Columbia is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b) to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Columbia is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2; and

(c) to NiSource, the Columbia Allocable Portion computed with respect to the Columbia-NiSource Entities.

SECTION 3.3 Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by Columbia to NiSource pursuant to this Article III shall be paid or caused to be paid by Columbia to NiSource in accordance with Article VIII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

SECTION 4.1 Refunds.

(a) Each Party shall be entitled to Refunds that relate to Taxes for which it or any of its Subsidiaries is liable for hereunder. The determination of the amount of any Refund that is attributable to a Columbia-NiSource Entity included in a consolidated, combined, unitary or other group for a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date shall be calculated, consistent with past practice, on a “pro rata” basis, as determined by taking into account solely the Tax Attributes of such Columbia-NiSource Entity, relative to the amount of the pertinent Tax Attributes of all members of the relevant group.

(b) Notwithstanding Section 4.1(a), in the event a Party’s (or one of its Subsidiary’s) (a “Claiming Party”) entitlement to a Refund hereunder results in a Correlative Detriment to the other Party (or its Subsidiaries), any such Refund shall be paid to or retained by the other Party (or its Subsidiaries) that incurs such Correlative Detriment to the extent of such Correlative Detriment. A “Correlative Detriment” is an increase in a Tax that occurs as a result of the Tax position that is the basis for a claim for Refund or for a Final Determination. For the avoidance of doubt, a Correlative Detriment does not include an increase in Tax to the extent such increase is expected to be offset or recovered through additional deductions under Section 162 of the Code or a similar provision of Law in the current or one or more subsequent years or through additional amortization or depreciation deductions allowed under Sections 167, 168, or 197 of the Code or similar provisions of Law.

(c) Any Refund or portion thereof to which a Claiming Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described below by the other Party (or its Subsidiaries) shall be paid by such other Party to the Claiming Party in immediately available funds in accordance with Article VIII. To the extent a Party (or its Subsidiaries) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to the Claiming Party pursuant to this Section 4.1, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

SECTION 4.2 Carrybacks. Each of the Parties shall be permitted (but not required) to carryback (or to cause its Subsidiaries to carryback) a Tax Attribute realized in a Post-Distribution Tax Period or a Straddle Tax Period to a Pre-Distribution Tax Period or a Straddle Tax Period only if such carryback is not reasonably expected to result in the other Party (or its Subsidiaries) being liable for additional Taxes. If a carryback could reasonably be expected to result in the other Party (or its Subsidiaries) being liable for additional Taxes, such carryback shall be permitted only if such Party consents to such carryback. Notwithstanding anything to the contrary in this Agreement, any Party that has claimed (or caused one or more of its Subsidiaries to claim) a Tax Attribute carryback shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

SECTION 4.3 Amended Tax Returns.

(a) Notwithstanding Section 2.1, NiSource shall be entitled to prepare and file amended Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns from time to time in its sole discretion. Any Columbia Party that is responsible for preparing or causing to be prepared any other Tax Return pursuant to Schedule 2.1(a) shall be permitted to prepare and file an amendment of such Tax Return; provided, however, that such amended Tax Return shall be prepared in a manner (i) consistent with past practice unless otherwise modified by a Final Determination or required by applicable Law; and (ii) consistent with (and the Parties and their Subsidiaries shall not take any position inconsistent with) the Tax Representation Letters and the Tax Opinions. Notwithstanding anything to contrary contained herein, any amended Tax Return prepared by a Columbia Party shall be permitted only if the consent of NiSource is obtained (which consent my be granted or denied in NiSource’s sole discretion).

(b) A Party that is entitled (or whose Subsidiary is entitled) to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of the other Party.

(c) A Party that is entitled (or whose Subsidiary is entitled) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that the Party consented to the filing of such amended Tax Return giving rise to such liability.

ARTICLE V

DISTRIBUTION TAXES

SECTION 5.1 Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) if such Distribution Taxes are attributable to a Tainting Act of any NiSource Party or to a transaction after the Distribution Date involving the Stock of a NiSource Party (a “NiSource Tainting Act”), and are not also attributable to a Tainting Act of any Columbia Party or to a transaction after the Distribution Date involving the Stock of a Columbia Party (a “Columbia Tainting Act”), then NiSource shall be responsible for any Distribution Tax-Related Losses;

(b) if such Distribution Taxes are attributable to a Columbia Tainting Act, and are not also attributable to a NiSource Tainting Act, then Columbia shall be responsible for any Distribution Tax-Related Losses;

(c) if such Distribution Taxes are attributable to both a NiSource Tainting Act and a Columbia Tainting Act, then such Distribution Taxes shall be equitably apportioned between the Parties based upon their relative fault; provided that in the event the Parties cannot agree regarding their relative fault, the matter shall be resolved in accordance with Sections 12.2 and 12.4; and

(d) if such Distribution Taxes are not attributable to a NiSource Tainting Act or a Columbia Tainting Act, then such Distribution Taxes shall be apportioned between the Parties based upon their Relative Values.

SECTION 5.2 Payment for Use of Tax Attributes.

(a) If Columbia would have been responsible under Section 5.1 for Distribution Taxes but for the use of Tax Attributes that are attributable to any NiSource Party, then Columbia shall pay to NiSource the amount of Distribution Taxes that did not become due and payable as a result of the use of such Tax Attributes.

(b) If NiSource would have been responsible under Section 5.1 for Distribution Taxes but for the use of Tax Attributes that are attributable to any Columbia Party, then NiSource shall pay to Columbia the amount of Distribution Taxes that did not become due and payable as a result of the use of such Tax Attributes.

(c) For purposes of this Section 5.2, the amount of Distribution Taxes shall be calculated by assuming that (i) no Tax Attribute or other item of income, loss, deduction or credit applies to reduce the amount of Distribution Taxes and (ii) Distribution Taxes are determined at the highest applicable rate of Tax.

SECTION 5.3 Definition of Tainting Act. For purposes of this Agreement, a “Tainting Act” is any act, or failure or omission to act, by any Party (or any of its Subsidiaries) following the Distribution that results in any NiSource Party or Columbia Party being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, or (ii) occurs during or after the Restricted Period.

SECTION 5.4 Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period. During the Restricted Period, Columbia shall not, in a single transaction or Series of Transactions:

(a) enter into, approve, or allow to occur any Proposed Acquisition Transaction;

(b) merge or consolidate with any other Person, or liquidate or partially liquidate, or approve or allow to occur any merger, consolidation, liquidation, or partial liquidation of any Active Business Entity;

(c) approve or allow to occur the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, the Active Business;

(d) approve or allow to occur the issuance (including to an Affiliate that is not wholly-owned, directly or indirectly, by the transferor) of any Stock or an instrument convertible into Stock in Columbia, MLP GP, OpCo GP, Columbia OpCo or MLP;

(e) sell or otherwise directly or indirectly dispose of more than 30 percent of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than 30 percent of the Stock or the consolidated gross or net assets of any Active Business Entity (in each case, excluding sales of assets in the ordinary course of business and measured based on fair market values as of the Distribution Date);

(f) amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow to occur the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of the owners of its Stock or the Stock of MLP GP, OpCo GP, Columbia OpCo or MLP;

(g) purchase, directly or through any Affiliate, any of its outstanding Stock after the Distribution, other than through Stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

(h) take any action or fail to take any action, or permit any other Columbia Party to take any action or fail to take any action, that is inconsistent with any representation made or assumption in the Tax Representation Letters, or that is inconsistent with any opinion in the Tax Opinions; or

(i) take any action or permit any other Columbia Party to take any action that, individually or in the aggregate (taking into account other transactions described in this Section 5.4 or otherwise contemplated by the Parties) would be reasonably likely to jeopardize Tax-Free Status.

SECTION 5.5 Restricted Actions: Exceptions. Notwithstanding the provisions of Section 5.4, during the Restricted Period and without prejudice to the obligations of Columbia under Section 5.1:

(a) Columbia (or a direct or indirect, wholly-owned Subsidiary of Columbia) shall be permitted (i.e., without obtaining a Post-Distribution Ruling or an Unqualified Tax Opinion as described in clause (b) below) to dispose of Stock of MLP, MLP shall be permitted to issue Stock of MLP, Columbia OpCo shall be permitted to issue Stock of Columbia OpCo and Columbia (or a direct or indirect, wholly-owned Subsidiary of Columbia) shall be permitted to contribute or otherwise transfer Stock in Columbia OpCo to MLP during the Restricted Period, provided that following any such disposition, issuance, contribution or other transfer (i) Columbia (or a direct or indirect, wholly-owned Subsidiary of Columbia) continues to own all of the outstanding Stock of MLP GP and MLP GP continues to serve as the sole general partner of MLP, (ii) MLP (or a direct or indirect, wholly-owned Subsidiary of MLP) continues to own all of the outstanding Stock of OpCo GP and OpCo GP continues to serve as the sole general partner of Columbia OpCo, (iii) Columbia (or a direct or indirect, wholly-owned Subsidiary of Columbia) continues to own at least 55 percent of the fair market value (as reasonably determined by NiSource) of all of the outstanding Stock of Columbia OpCo, (iv) Columbia OpCo (or a direct or indirect, wholly-owned Subsidiary of Columbia OpCo) continues to own at least 70 percent of the Stock and the consolidated gross or net assets of any Active Business Entity (in each case, excluding sales of assets in the ordinary course of business and measured based on fair market values as of the Distribution Date); and (v) Columbia OpCo, each Subsidiary (if any) through which Columbia OpCo owns an interest in an Active Business Entity, and each Active Business Entity is, and will continue, to be classified as a partnership or disregarded as an entity separate from its owner for federal income tax purposes at all relevant times during the Restricted Period.

(b) Columbia shall be permitted to issue Stock satisfying Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

(c) MLP shall be permitted to issue Stock pursuant to the Columbia Pipeline Partners LP Long-Term Incentive Plan; provided that this Section 5.5(c) shall not apply to (i) the issuance of Stock that would be “excessive” when determined by reference to the services performed or (ii) the issuance of Stock to a person who is (alone or together with a “coordinating group”) a “controlling shareholder” or a “ten-percent owner” of Columbia or MLP (in each case, within the meaning of Safe Harbor VIII of Treasury Regulation Section 1.355-7(d) as applied by taking into account the status of MLP as a partnership for federal income tax purposes).

(d) Columbia shall be permitted to issue shares of its common stock, in an amount not to exceed 2% of the number of issued and outstanding common stock of Columbia on the Distribution Date, pursuant to the Columbia Dividend Reinvestment and Stock Purchase Plan.

(e) Columbia shall be permitted to take or allow any other Restricted Action not described in clauses (a) through (d) above if, prior to taking or allowing any such Restricted Action, Columbia shall (1) have received written consent from NiSource, which consent may be withheld in the sole discretion of NiSource, (2) have received a favorable private letter ruling from the IRS that confirms that such Restricted Action will not, when considered together with any other relevant transactions, result in Distribution Taxes (a “Post-Distribution Ruling”), in form and substance satisfactory to NiSource in its discretion, which discretion shall be reasonably exercised in good faith solely to ensure that the Restricted Action does not result in the imposition on either Party, or responsibility for payment by either Party, of Distribution Taxes or (3) have received an Unqualified Tax Opinion that confirms that such Restricted Action will not result in Distribution Taxes, when considered together with any other relevant transactions, in form and substance satisfactory to NiSource in its discretion, which discretion shall be reasonably exercised in good faith solely to ensure that the Restricted Action does not result in the imposition on either Party, or responsibility for payment by either Party, of Distribution Taxes. Columbia shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to NiSource as soon as practicable prior to taking or failing to take any Restricted Action. NiSource’s evaluation and approval of such Post-Distribution Ruling or Unqualified Tax Opinion shall not be unreasonably withheld or delayed; provided, however, that NiSource’s evaluation of such Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Columbia shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse NiSource for all reasonable out-of-pocket costs and expenses that NiSource may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

SECTION 5.6 Tax Representation Letters and Tax Opinions; Consistency. Each Party represents that the information and representations furnished by it (or its Subsidiaries) in or with respect to the Tax Representation Letters or the Tax Opinions are accurate and complete as of the Effective Time. Each Party covenants (1) to use its best efforts, and to cause its Subsidiaries to use their best efforts, to verify that such information and representations are accurate and complete as of the Effective Time; and (2) if, after the Effective Time, any NiSource Party or Columbia Party obtains information indicating, or otherwise becomes aware, that any such information or representations are or may be inaccurate or incomplete, to promptly inform the other Party. Except in accordance with Section 5.4 and Section 5.5, no Columbia Party shall take any action or fail to take any action, or permit any other Columbia Party to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the Tax Representation Letters or the Tax Opinions.

SECTION 5.7 Timing of Payment of Distribution Tax-Related Losses. All amounts required to be paid by one Party to the other Party pursuant to this Article V shall be paid or caused to be paid by one Party to the other Party in accordance with Article VIII.

ARTICLE VI

EMPLOYEE BENEFIT MATTERS

SECTION 6.1 Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a) Entitlement to Deduction. For all Post-Distribution Tax Periods, solely the Party (or its Subsidiary) that currently employs the relevant individual or, if such individual is not currently employed by a Party, the Party (or its Subsidiary) that most recently employed such individual, at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article VI of the Employee Matters Agreement, shall be entitled to claim any Income Tax deduction arising after the Distribution Date in respect of such equity awards and other incentive compensation on its respective Tax Return.

(b) Withholding and Reporting. The Party (or its Subsidiary) that claims the deduction described in Section 6.1(a) shall be responsible for all applicable Taxes (including withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect of the equity awards and other incentive compensation that gives rise to the deduction. The Parties shall cooperate (and shall cause their Subsidiaries to cooperate) so as to permit the Party (or Subsidiary thereof) claiming such deduction described in Section 6.1(a) to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of the Party claiming the deduction (or its Subsidiary) as the withholding and reporting agent if that Party (or any of its Subsidiaries) is not otherwise required or permitted to withhold and report under applicable Law.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Indemnification Obligations of NiSource. NiSource shall indemnify each of the Columbia Parties and hold them harmless from and against:

(a) all Taxes and other amounts for which NiSource is responsible under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of NiSource under this Agreement.

SECTION 7.2 Indemnification Obligations of Columbia. Columbia shall indemnify each of the NiSource Parties and hold them harmless from and against:

(a) all Taxes and other amounts for which Columbia is responsible under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of Columbia under this Agreement.

ARTICLE VIII

PAYMENTS

SECTION 8.1 Payments

(a) General. Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party in accordance with Section 12.11, and the Indemnifying Party shall be required to make payment to the Indemnified Party within 10 Business Days after notice of such payment is delivered to the Indemnifying Party.

(b) Procedural Matters. The written notice delivered to the Indemnifying Party in accordance with Section 12.11 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include the relevant portion of any relevant Tax Return, statement, bill or invoice related to Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to the other Party pursuant to this Section 8.1 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in Section 8.1(a), such Indemnifying Party shall be considered to be in breach of its covenants and obligations established in this Section 8.1 and the Indemnifying Party shall pay to the Indemnified Party (i) interest that accrues (at a rate equal to the Prime Rate) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; and (ii) any costs or expenses (other than consequential damages) incurred by the Indemnified Party to secure such payment or to satisfy the Indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

(c) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 8.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under this Section 8.1 that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

SECTION 8.2 Treatment of Payments under this Agreement and the Separation and Distribution Agreement. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, any payments made by a Party under this Agreement or the Separation and Distribution Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of assumed or retained liabilities, as appropriate.

SECTION 8.3 Tax Gross Up. If, notwithstanding the manner in which payments were reported, there is an Income Tax incurred by a Party as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, as applicable, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of Income Taxes payable with respect to the receipt thereof (but taking into account all Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement or the Separation and Distribution Agreement, as applicable.

SECTION 8.4 Interest or Expenses. Anything herein to the contrary notwithstanding and except as otherwise required by applicable Law, to the extent the Indemnifying Party makes a payment of interest or other expense reimbursement to the Indemnified Party under this Agreement or the Separation and Distribution Agreement, the interest payment shall be treated as an expense under Section 162 or Section 163 of the Code, as applicable, to the Indemnifying Party (deductible to the extent provided by Law) and as income by the Indemnified Party (includible in income to the extent provided by Law). The amount of the payment of interest or other expense reimbursement shall not be adjusted under Section 8.3 to take into account any associated Tax Benefit to the Indemnifying Party or Tax detriment to the Indemnified Party.

SECTION 8.5 Payments Net of Tax Benefits. If not otherwise provided in this Agreement, the amounts payable under this Agreement or the Separation and Distribution Agreement by one Party to another Party shall be reduced by the amount of any Tax Benefit obtained by the Party receiving such payment on account of the event giving rise to such payment.

ARTICLE IX

AUDITS

SECTION 9.1 Notice. Within 10 Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Party of such receipt and send such notice to the other Party in accordance with Section 12.11. The failure of one Party to notify the other Party of an Audit shall not relieve such other Party of any liability or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

SECTION 9.2 Audit Administration.

(a) Administering Party. Subject to Sections 9.2(b) and 9.2(c):

(i) NiSource and its Subsidiaries shall administer and control all Pre-Distribution U.S. Income Tax Audits and any other Audits relating to, or that could give rise to, Distribution Taxes.

(ii) Audits other than those described in clause (a)(i) above shall be administered and controlled by the Party or Subsidiary thereof that is primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits.

(b) Administration and Control; Cooperation.

(i) Notwithstanding that NiSource shall have sole responsibility for administration and control (including settlement authority) over all Audits described in Section 9.2(a)(i), Columbia shall have the right to participate in such Audit pursuant to Section 9.2(c) and as otherwise contemplated by this Section 9.2(b), but only to the extent that such Audit relates to Taxes for which Columbia would be liable under Section 9.3(a)(i).

(ii) In the case of a Pre-Distribution U.S. Income Tax Audit involving Taxes for which each of NiSource and Columbia would be liable pursuant to Section 9.3(a) of this Agreement, the Parties agree to use reasonable best efforts to separate the issues for resolution, and to the extent such issues may be separated, the Party that would be liable for any Tax relating to a separated issue shall have sole responsibility for the administration and control (including settlement authority) of the separated issue, provided that—

(1) NiSource shall, in all events, have sole responsibility for the administration and control (including settlement authority) of any issues relating to Distribution Taxes.

(2) Columbia shall only have sole responsibility for the settlement of a separated issue if (x) the issue, as asserted by the Taxing Authority, would cause an individual payment obligation for Columbia of $200,000 (two hundred thousand dollars) or greater (including tax, interest and penalties) under this Agreement (a “Columbia Separated Issue”) and (y) all Columbia Separated Issues and Columbia Non-Separated Issues (as defined below) would cause an aggregate payment obligation for Columbia of $1,000,000 (one million dollars) or greater under this Agreement.

(3) NiSource shall have sole responsibility for the settlement of all separated issues, other than Columbia Separated Issues for which Columbia has sole settlement responsibility under Section 9.2(b)(ii)(2), except that NiSource shall accept or enter into a settlement of such issues at the reasonable request of Columbia unless: (x) the settlement relates to an issue the settlement of which would cause an individual payment obligation for NiSource of $200,000 (two hundred thousand dollars) or greater (including tax, interest and penalties) (a “NiSource Separated Issue”) and (y) the settlement of all NiSource Separated Issues and NiSource Non-Separated Issues (as defined below) would cause an aggregate payment obligation for NiSource of $1,000,000 (one million dollars) or greater.

(iii) To the extent that issues in a Pre-Distribution Income Tax Audit cannot be separated or to the extent an issue in an Audit relates to Distribution Taxes—

(1) NiSource shall not accept or enter into a settlement without the consent of Columbia (which shall not be unreasonably withheld) if: (x) the settlement relates to an issue the settlement of which would cause an individual payment obligation for Columbia of $200,000 (two hundred thousand dollars) or greater (including tax, interest and penalties) under this Agreement (a “Columbia Non-Separated Issue”); (y) Columbia has provided NiSource with Columbia’s responses to all information document requests or similar requests from the Taxing Authority with respect to all Columbia Non-Separated Issues and (z) all Columbia Non-Separated Issues and Columbia Separated Issues would cause an aggregate payment obligation for Columbia of $1,000,000 (one million dollars) or greater under this Agreement. In addition to the conditions above, if requested by NiSource, Columbia shall provide NiSource an opinion from Qualified Counsel concluding that Columbia more likely than not shall prevail on the Columbia Non-Separated Issues.

(2) NiSource shall accept or enter into a settlement at the reasonable request of Columbia unless: (x) the settlement relates to an issue the settlement of which would cause an individual payment obligation for NiSource of $200,000 (two hundred thousand dollars) or greater (including tax, interest and penalties) under this Agreement (a “NiSource Non-Separated Issue”); (y) NiSource has provided Columbia with NiSource’s responses to all information document requests or similar requests from the Taxing Authority with respect to all NiSource Non-Separated Issues and (z) the settlement of all NiSource Non-Separated Issues and NiSource Separated Issues would cause an aggregate payment obligation for NiSource of $1,000,000 (one million dollars) or greater. In addition to the conditions above, if requested by Columbia, NiSource shall provide Columbia an opinion from Qualified Counsel concluding that NiSource more likely than not shall prevail on the NiSource Non-Separated Issues.

(c) Participation Rights; Information Sharing.

(i) The Parties shall arrange for a meeting or conference call to be held on a monthly basis (or on such other basis as the Parties may agree) in order to facilitate regular communication on the status of any Audits described in Section 9.2(a)(i). The Parties may determine from time to time to have separate special meetings to discuss significant Audit issues.

(ii) Upon the reasonable request of Columbia or NiSource, as the case may be, NiSource and its Subsidiaries or Columbia and its Subsidiaries, shall make available relevant personnel to meet with the other Party, its Subsidiaries, or its independent auditor, in order to review the status of any Audits described in Section 9.2(a)(i).

(iii) Columbia shall have access to any written documentation in the possession of any NiSource Party that pertains to Taxes for which it may be liable for any Audits described in Section 9.2(a)(i) (including any written summaries of issues that any NiSource Party has developed in the context of evaluating financial reporting matters) and NiSource shall make such documentation available to Columbia in the offices of NiSource. Such access shall be provided at such times and in such manner as the Parties agree, but no less frequently than monthly. Copies of the documentation will be made available to Columbia at its sole cost and expense.

(iv) With respect to any Audits described in Section 9.2(a)(i), Columbia’s participation rights shall include the right to attend all conferences and participate in all conversations with the Taxing Authority relating to both Columbia Separated Issues and Columbia Non-Separated Issues. NiSource shall provide on a timely basis to Columbia copies of all documents, including all correspondence with the Taxing Authority, which relates to a Columbia Separated Issue or Columbia Non-Separated Issue. In addition, NiSource shall provide Columbia all submissions to the Taxing Authority which relate to a Columbia Separated Issue or a Columbia Non-Separated Issue at least 2 Business Days in advance of submitting to the Taxing Authority to allow Columbia the opportunity to review and comment on the proposed submission.

(d) Costs and Expenses. Each Party (or its Subsidiaries) shall be responsible for its own costs and expenses (including all costs and expenses of calculating Taxes and other amounts payable and any reporting obligations that arise out of an Audit, such as the reporting of any Audit adjustments to the various U.S. states) incurred with respect to an Audit; provided, however, that (i) the costs and expenses incurred with respect to an Audit relating to Distribution Taxes shall be borne by the Party or Parties ultimately responsible for such Distribution Taxes and (ii) if a Party (the “Challenging Party”) incurs costs and expenses related to the contest of an issue with respect to an Audit for which the other Party (the “Non-Challenging Party”) could be liable under this Agreement, and which the Taxing Authority has offered to settle, then the Challenging Party shall be permitted to recover from the Non-Challenging Party and the Non-Challenging Party shall pay such costs and expenses incurred by the Challenging Party to contest such issue in an amount equal to (i) the ratio of the Non-Challenging Party’s Benefit to the Total Benefit, multiplied by (ii) the costs and expenses incurred by the Challenging Party with respect to the issue; provided, however, that such amount shall not exceed the Non-Challenging Party’s Benefit (tax effected at the highest applicable Income Tax rate). For purposes of this Section 9.2(d), the “Total Benefit” shall be equal to excess of (i) the amount which the Taxing Authority was willing to accept in settlement of the issue (the “Initial Amount”) over (ii) the amount ultimately included in a Final Determination in respect to the issue (the “Final Amount”). For purposes of this Section 9.2(d), the “Non-Challenging Party’s Benefit” shall equal the excess of (but not below zero) (i) the Non-Challenging Party’s allocable portion of the Initial Amount, as determined under this Agreement over (ii) the Non-Challenging Party’s allocable portion of the Final Amount, as determined under this Agreement.

SECTION 9.3 Payment of Audit Amounts.

(a) Section 9.2(a)(i) Audits. In connection with any Final Determination with respect to an Audit described in Section 9.2(a)(i):

(i) Columbia shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or NiSource (as the case may be) an amount equal to the Columbia Allocable Audit Portion of the additional Taxes due and payable as a result of such Final Determination.

(ii) NiSource shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority any remaining amount of the additional Taxes due and payable as a result of such Final Determination.

(iii) Notwithstanding the foregoing, for the avoidance of doubt, the Parties’ obligations with respect to any Distribution Taxes shall be governed by Section 5.1.

(b) Other Audits. In connection with any Final Determination with respect to an Audit other than an Audit described in Section 9.2(a)(i):

(i) NiSource shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the amount due and payable as a result of such Final Determination to the extent a NiSource Party is responsible for such amounts under applicable Law.

(ii) Columbia shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the amount due and payable as a result of such Final Determination to the extent a Columbia Party is responsible for such amounts under applicable Law.

(c) Adjustments to Refunds. Notwithstanding Section 9.3(a) or 9.3(b), if a Final Determination with respect to an Audit includes an adjustment to a Refund previously received by a Party (or its Subsidiary) in accordance with Section 4.1, such Party shall pay any Taxes that become due and payable as a result of such adjustment.

(d) Payment Procedures.

(i) Preliminary Determination. In connection with any Final Determination with respect to an Audit that results in an amount to be paid pursuant to Section 9.3(a), NiSource shall, within 30 Business Days following a final resolution of such Audit, submit in writing to Columbia a preliminary determination (calculated and explained in detail reasonably sufficient to enable Columbia to fully understand the basis for such determination and to permit Columbia to satisfy its financial reporting requirements) of the portion of such amount to be paid by each of the Parties pursuant to Section 9.3(a), as applicable.

(ii) Access to Data. NiSource shall have access to all data and information necessary to calculate such amounts and Columbia shall cooperate fully in the determination of such amounts.

(iii) Objection Rights. Within 20 Business Days following the receipt by Columbia of the information described in Section 9.3(d)(i), Columbia shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to NiSource; such written notice shall contain such disputed item or items and the basis for the objection. If Columbia does not object by proper written notice to NiSource within such 20 day period, the calculation of the amounts due and owing from Columbia shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.3(d). If Columbia objects by proper written notice to NiSource within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable, and if any such dispute is not resolved within 30 days, such dispute shall be deemed not to have been resolved pursuant to Section 12.2(a) and shall be resolved in accordance with Section 12.2(b). Notwithstanding any pending dispute with respect to the Columbia Allocable Audit Portion, NiSource is responsible for paying to the applicable Taxing Authority under applicable Law amounts owed pursuant to a Final Determination and shall make such payments to such Taxing Authority prior to the due date for such payments. Columbia shall reimburse NiSource in accordance with Article VIII for the portion of such payments for which Columbia is liable (including interest thereon determined pursuant to Section 8.1(b) commencing from the date NiSource made the payment described in the preceding sentence), if any, pursuant to this Section 9.3.

SECTION 9.4 Correlative Adjustments. If an Audit described in Section 9.2(a)(i) results in a Final Determination that causes a Correlative Adjustment to one Party (or its Subsidiary) and a corresponding Tax Benefit to the other Party (or its Subsidiary), such other Party shall pay, without duplication of any other amounts payable under this Agreement, the amount of the Tax Benefit to the first Party.

SECTION 9.5 Obligation to Fund Refund Litigation. In the event NiSource determines it appropriate to deposit or pay any liability asserted by a Taxing Authority in connection with an Audit of Taxes due for a Pre-Distribution Tax Period or Straddle Tax Period, Columbia shall fund the Columbia Allocable Audit Portion of such deposit or payment (determined by assuming that the amount actually paid was an amount of additional Taxes due and payable).

ARTICLE X

COOPERATION AND EXCHANGE OF INFORMATION

SECTION 10.1 General Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests from the other Party, or from an agent, representative, or advisor to the other Party, in connection with the preparation and filing of Tax Returns, claims for Refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or any Subsidiary thereof, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of either Party or Subsidiary thereof. Such cooperation shall include:

(a) the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of copies of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document that may be necessary or reasonably helpful in connection with any Audit of either of the Parties or their respective Subsidiaries, or the filing of a Tax Return or Refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or any Subsidiary thereof);

(c) at the other Party’s sole cost and expense, the use of the Party’s reasonable best efforts to obtain any documentation and provide additional data, facts, insights or views as requested by the other Party that may be necessary or reasonably helpful in connection with any of the foregoing (including any information contained in Tax or other financial information databases);

(d) at the other Party’s sole cost and expense, the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other data or information that may be necessary or helpful in connection with any Tax Returns or Audits of any of the other Party or any Subsidiary thereof;

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except as explicitly provided in this Agreement, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 10.1.

SECTION 10.2 Retention of Records. Subject to Section 10.1, if either of the Parties or their respective Subsidiaries intends to dispose of any documentation (including documentation that is being retained pursuant to IRS guidelines, such as Revenue Procedure 98-25 and Revenue Procedure 97-22) relating to the Taxes of the Parties or their respective Subsidiaries for which the other Party may be responsible pursuant to the terms of this Agreement (including Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Party describing the documentation to be destroyed or disposed of 60 Business Days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding 60 day period.

SECTION 10.3 Confidentiality. For the avoidance of doubt, to the extent applicable, the obligations imposed pursuant to the Separation and Distribution Agreement (including those specified in Section 9.8 of the Separation and Distribution Agreement) with respect to confidentiality shall apply with respect to any information relating to Tax matters.

ARTICLE XI

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

SECTION 11.1 Allocation of Tax Attributes. Each Party shall make its own determination as to the existence and the amount of the Tax Attributes to which it is entitled after the Effective Time; provided, however, that such determination shall be made in a manner that is (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the Tax Representation Letters and the Tax Opinions; and (d) reasonably determined by the Party to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Tax Periods and the portion of all Straddle Tax Periods ending on the Distribution Date. Each Party agrees to provide the other Party with all of the information supporting the Tax Attribute determinations made by that Party pursuant to this Section 11.1.

SECTION 11.2 Third Party Tax Indemnities and Benefits.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that pursuant to any agreement to which any Columbia Party is a party, any Columbia Party has the right to indemnification by any Person (other than any Columbia Party or NiSource Party) with respect to Taxes that arise or are attributable to a period (or portion thereof) ending on or prior to the Distribution Date, Columbia shall be responsible for such Taxes and shall be entitled to receive all Tax indemnities related thereto.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that pursuant to any agreement to which any NiSource Party is a party, any NiSource Party has the right to indemnification by any Person (other than any Columbia Party or NiSource Party) with respect to Taxes that arise or are attributable to a period (or portion thereof) ending on or prior to the Distribution Date, NiSource shall be responsible for such Taxes and shall be entitled to receive all Tax indemnities related thereto.

SECTION 11.3 Allocation of Tax Items. All determinations (whether for purposes of preparing Tax Returns or for purposes of determining a Party’s responsibility for Taxes under this Agreement) regarding the allocation of Tax items between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion of such Straddle Tax Period that begins the day after the Distribution Date shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b) or of a corresponding provision under the Laws of the applicable taxing jurisdiction; provided, however, that Tax items may be ratably allocated to the extent provided by and pursuant to the principles of Treasury Regulations Section 1.1502-76(b)(2)(ii). Any such allocation of Tax items shall initially be determined by NiSource. To the extent that Columbia disagrees with such determination, the dispute shall be resolved pursuant to the provisions of Section 12.2.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Entire Agreement; Exclusivity. This Agreement, including the Schedules and Exhibits referred to herein contains the entire understanding of the Parties with regard to the subject matter contained herein, and supersedes all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the NiSource Parties, on the one hand, and any of the Columbia Parties, on the other hand, with respect to all matters related to Taxes or Tax Returns of the NiSource Parties or the Columbia Parties. Except as specifically set forth in the Separation and Distribution Agreement or any other Transaction Agreement, all matters related to Taxes or Tax Returns of any of the NiSource Parties or the Columbia Parties shall be governed exclusively by this Agreement.

SECTION 12.2 Dispute Resolution; Mediation; Specific Performance.

(a) Subject to Section 12.2(c), either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement (each, a “Dispute”), shall provide written notice thereof to the other Party, and following delivery of such notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for the subject matter of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within 30 days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 12.2(a), the Dispute shall be submitted to mediation in accordance with Section 12.2(b).

(b) Any Dispute not resolved pursuant to Section 12.2(a) shall, at the written request of any Party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in Chicago, Illinois. The parties shall have 20 days from receipt by a party (or parties) of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within 20 days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other party), that the CPR appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by any other party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other party except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall, to the extent reasonably practicable, give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days after receipt by a party (or parties) of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 12.4.

(c) Notwithstanding the foregoing provisions of this Section 12.2, (i) any party may seek preliminary provisional or injunctive judicial relief without first complying with the procedures set forth in Section 12.2(a) and Section 12.2(b) if such action is reasonably necessary to avoid irreparable damage and (ii) either party my initiate litigation before the expiration of the periods specified in Section 12.2(b) if such party has submitted a Mediation Request and the other party has failed, within 14 days after the appointment of a mediator, to agree upon a date for the first mediation session to take place within 30 days after the appointment of such mediator or such longer period as the parties may agree to in writing.

(d) From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived by each of the Parties. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

SECTION 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws (as opposed to the conflicts of Law provisions) of the State of Delaware.

SECTION 12.4 Submission to Jurisdiction; Waiver of Jury Trial. Each of NiSource and Columbia, on behalf of itself and each of its Affiliates, hereby irrevocably (a) submits in any Dispute to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago, Illinois, (b) waives any and all objections to jurisdiction that they may have under the Laws of the State of Illinois or the United States, (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.11 shall be effective service of process for any litigation brought against it in any such court and (d) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE (AS DEFINED HEREIN).

SECTION 12.5 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of NiSource and Columbia.

SECTION 12.6 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either party, it is in writing signed by an authorized representative of such party. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 12.7 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

SECTION 12.8 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but both of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart to this Agreement.

SECTION 12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of either party under this Agreement shall not be assignable by such party without the prior written consent of the other party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 12.10 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 12.11 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by electronic transmission when confirmation that the recipient has read the transmission (e.g., a “read receipt”) is received, (d) registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing or (e) if sent by nationally recognized overnight courier, on the first Business Day following the date of dispatch; and shall be addressed as follows:

If to NiSource, to:

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Attention: General Counsel

Facsimile:

Email:

If to Columbia, to:

Columbia Pipeline Group, Inc.

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

Attention: General Counsel

Facsimile:

Email:

or to such other address as such party may indicate by a notice delivered to the other party in accordance herewith.

SECTION 12.12 Performance. NiSource will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any NiSource Party. Columbia will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Columbia Party. This Agreement is being entered into by NiSource and Columbia on behalf of themselves and the members of their respective groups (the NiSource Parties and the Columbia Parties). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Person that becomes a Subsidiary of NiSource or Columbia on and after the Effective Time.

SECTION 12.13 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of the NiSource Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no Party shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

SECTION 12.14 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Columbia or NiSource, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Columbia or NiSource, as applicable, under this Agreement and, to the fullest extent legally permissible, each of Columbia and NiSource, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable Law.

SECTION 12.15 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the Parties contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

SECTION 12.16 No Circumvention. Each Party agrees not to directly or indirectly take any actions, act in concert with any Person who takes any action, or cause or allow any of its Subsidiaries to take any actions (including the failure to take any reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

SECTION 12.17 Changes in Law. If, due to any change in applicable Law or regulations or their interpretation by any governmental authority having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

SECTION 12.18 Authority. Each of the Parties represents to the other Party that (a) it has the corporate power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and general equity principles.

SECTION 12.19 Tax Allocation Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any of the NiSource Parties, on the one hand, and any of the Columbia Parties, on the other hand (other than this Agreement or in any other Transaction Agreement), shall automatically terminate or be amended as of the Distribution Date such that, after the Distribution Date, no NiSource Party that is a party to such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement with respect to any Columbia Party, and vice versa; provided, for the avoidance of doubt, that any such Tax sharing, indemnification or similar agreements shall remain in place to the extent such agreement thereafter relates solely to NiSource Parties or Columbia Parties, respectively.

SECTION 12.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first written above.

NISOURCE, INC.

By:
Name:
Title:

COLUMBIA PIPELINE GROUP, INC.

By:
Name:
Title:

Schedule 2.1(a)

Preparation of Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns

Pursuant to Section 2.1 of the Tax Allocation Agreement, the responsibility to prepare or cause to be prepared Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns, in accordance to the Agreement, shall be as follows:

Tax Return	Responsible Party

U.S. Federal Income Tax Return	NiSource

State Combined / Consolidated / Unitary Income Tax Returns – Income Tax Returns That Include Both NiSource Parties and Columbia Parties	NiSource

Separate State Income Tax Returns Other Than Combined / Consolidated / Unitary	Income Tax Returns that do not include both NiSource Parties and Columbia Parties will be separately prepared by each party as applicable

Foreign Income Tax Returns	Income Tax Returns that do not include both NiSource Parties and Columbia Parties will be separately prepared by each party as applicable